Exhibit 4.3

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance	Void after
July 19, 2010	July 19, 2017

JIVE SOFTWARE, INC.

WARRANT TO PURCHASE SHARES

For the consideration described in that certain Series C Preferred Stock and Warrant Purchase Agreement (the “Purchase Agreement”) dated as of July 19, 2010 among the Company, Holder and certain other investors, the receipt and sufficiency of which is hereby acknowledged, this Warrant is issued to Sequoia Capital Growth Fund III, Sequoia Capital Growth Partners III and Sequoia Capital Growth III Principals Fund (collectively, the “Holder”) by Jive Software, Inc., a Delaware corporation (the “Company”). Capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement

1.        Purchase of Shares.

  (a)      Number of Shares.    Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to One Million Nine Hundred Twenty Nine Thousand Three Hundred Ten (1,929,310) shares of the Company’s Series C Preferred Stock (the “Shares”) in such amounts as set forth on Schedule A,.

  (b)      Exercise Price.    The purchase price for each Share issuable pursuant to this Section 1 shall be $10.3664. The Shares issuable upon the exercise of this Warrant and the purchase price of such Shares shall be subject to adjustment pursuant to Section 6 hereof.

2.        Exercise Period.    This Warrant shall be exercisable, in whole or in part, during the term commencing on July 19, 2010 and ending on the earlier of (i) the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended that results in not less than $30,000,000 in aggregate proceeds to the Company, and (ii) at 5:00 p.m. P.D.T. on July 19, 2017 (the “Exercise Period”). Notwithstanding the foregoing, if this Warrant could be net exercised pursuant to Section 4 below, it shall be deemed so exercised immediately prior to the termination of the period in which this Warrant shall be exercisable, unless the Holder states explicitly to the contrary in writing.

1 – Warrant

3.        Method of Exercise.

  (a)      While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

    (i)      the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

    (ii)     the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

  (b)      Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

  (c)      As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder:

    (i)      a certificate or certificates for the number of Shares to which such Holder shall be entitled, and

    (ii)     in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares called for on the face of this Warrant minus the number of Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

4.      Net Exercise.    If the fair market value of one Share is greater than the Exercise Price, in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof; and the Company shall issue to such Holder a number of Shares computed using the following formula:

Y (A - B)
X =	A

Where

X =    The number of Shares to be issued to the Holder.

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Y =	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A =	The fair market value of one (1) Share (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculation).

In the event that this Warrant is exercised pursuant to this Section 4 in connection with the Company’s initial public offering, the fair market value of one Share shall be the product of (a) the per share offering price to the public of the Company’s initial public offering, and (b) the number of shares of Common Stock into which each Share is convertible at the time of such exercise or, if the Shares are shares of Common Stock, one. In the event that this Warrant is exercised pursuant to this Section 4 not in connection with the Company’s initial public offering, the fair market value of one Share shall be the price per share that the Company could reasonably obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as such price shall be determined in good faith by the Company’s Board of Directors.

5.        Covenants of the Company.

  (a)      Notices of Record Date.    In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

  (b)      Covenants as to Shares.    The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Preferred Stock and Common Stock to provide for the exercise of the rights represented by this Warrant and the conversion of the Shares into Common Stock. If at any time during the Exercise Period the number of authorized but unissued shares of Preferred Stock and Common Stock shall not be sufficient to permit exercise of this Warrant and the conversion of the Shares into Common Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Preferred Stock and Common Stock to such number of shares as shall be sufficient for such purposes.

6. Adjustment of Exercise Price and Number of Shares.    The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

  (a)      Subdivisions, Combinations and Other Issuances.    If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Preferred Stock, by split-up or otherwise, or combine its Preferred Stock, or issue additional

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shares of its Preferred Stock or Common Stock as a dividend with respect to any shares of its Preferred Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

  (b)      Reclassification, Reorganization and Consolidation.    In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 6(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

  (c)      Notice of Adjustment.    When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant and the adjusted Exercise Price.

  (d)      Conversion of Preferred Stock.    In the event that all outstanding shares of Preferred Stock are converted to Common Stock, or any other security, in accordance with the terms of the Restated Certificate (as defined below), this Warrant shall become exercisable for Common Stock, or such other security.

7.        Merger. Sale of Assets, Etc.

  (a)      If at any time the Company proposes to merge or consolidate with or into any other corporation, effect any reorganization, or sell or convey all or substantially all of its assets to any other entity, then, as a condition of such reorganization, consolidation, merger, sale or conveyance, the Company or its successor, as the case may be, shall enter into a supplemental agreement to make lawful and adequate provision whereby the Holder shall have the right to receive, upon exercise of the Warrant, the kind and amount of equity securities which would have been received upon such reorganization, consolidation, merger, sale or conveyance by a holder of a number of Shares equal to the number of Shares issuable upon exercise of the

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Warrant immediately prior to such reorganization, consolidation, merger, sale or conveyance. If the property to be received upon such reorganization, consolidation, merger, sale or conveyance is not equity securities and solely cash, the Corporation shall give the Holder of this Warrant ten (10) business days prior written notice of the proposed effective date of such transaction, and if this Warrant has not been exercised by or on the effective date of such transaction, it shall terminate; provided, however that if this Warrant could be net exercised pursuant to Section 4 below, it shall be deemed so exercised immediately prior to such termination, unless the Holder states explicitly to the contrary in writing.

  (b)      Notwithstanding anything to the contrary in the Company’s Third Amended and Restated Certificate of Incorporation, as it may be amended from time to time (the “Restated Certificate”), in the event of a Liquidation Event (as defined in the Restated Certificate), the Holder waives any amounts distributable with respect to the Shares pursuant to Article II.B.2.2 in excess of the Original Series C Issue Price (as defined in the Restated Certificate), and agrees to deliver any such excess amount actually received promptly to the Company, provided, however, if the Holder elects to convert the Shares into Common Stock, nothing in this section shall prevent the Holder from receiving in excess of the Original Series C Issue Price as a holder of Common Stock in the Liquidation Event. The Company and the Holder agree that in the event of any amendment to the Restated Certificate after the date of this Warrant the parties will cooperate to make any appropriate amendments or adjustments to this Warrant as are reasonably necessary to continue to give effect to the foregoing sentence.

8.        Registration Rights.    The shares of Common Stock issuable upon conversion of the Shares issued or issuable upon exercise of this Warrant shall be deemed to be “Registrable Securities” for purposes of the Second Amended and Restated Investors’ Rights Agreement dated as of the date hereof, by and among the Company, the Holder and certain stockholders of the Company.

9.        No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the fair market value of one Share then in effect.

10.      No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings and except as otherwise provided in this Warrant or the Purchase Agreement, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

11.      Transfer of Warrant. Subject to compliance with applicable federal and state securities laws and any other contractual restrictions between the Company and the Holder contained in the Purchase Agreement, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company. Within a reasonable time after the Company’s receipt of an executed Assignment Form in the form attached hereto, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the

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payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one or more appropriate new warrants.

12.      Governing Law.    This Warrant shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware without regard to conflict of laws rules.

13.      Successors and Assigns.    The terms and provisions of this Warrant and the Purchase Agreement shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

14.      Titles and Subtitles.    The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

15.      Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 15):

  If to the Company:

  Jive Software, Inc.

  735 Emerson Street

  Palo Alto, California 94301

  Attention:  Chief Financial Officer

  If to Holder:

  SCGF Management III Management, LLC

  3000 Sand Hill Road, 4-250

  Menlo Park, CA 94025

16.      Amendments and Waivers.    This Warrant and any term hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought.

17.      Severability.    If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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18.      Loss, Theft, Destruction or Mutilation of Warrant.    Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new Warrant executed in the same manner and with the same terms and conditions as this Warrant.

7 – Warrant

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

JIVE SOFTWARE, INC.

/s/ Bryan LeBlanc
Bryan LeBlanc,
Chief Financial Officer

ACKNOWLEDGED AND AGREED:

HOLDER

SEQUOIA CAPITAL GROWTH FUND III

SEQUOIA CAPITAL GROWTH PARTNERS III

SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND

By: SCGF III MANAGEMENT, LLC Its General Partner

By:
Managing Member

Signature Page to Warrant

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

JIVE SOFTWARE, INC.

/s/ Bryan LeBlanc
Bryan LeBlanc, Chief Financial Officer

ACKNOWLEDGED AND AGREED:

HOLDER

SEQUOIA CAPITAL GROWTH FUND III

SEQUOIA CAPITAL GROWTH PARTNERS III

SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND

By: SCGF III MANAGEMENT, LLC Its General Partner

By:	[Illegible]
Managing Member

Signature Page to Warrant

Schedule A

Investor	Warrants

Sequoia Capital Growth Fund III	1,846,350

Sequoia Capital Growth Partners III	10,032

Sequoia Capital Growth III Principals Fund	72,928

Total	1,929,310

NOTICE OF EXERCISE

Jive Software, Inc.

Attention:  Chief Financial Officer

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

Shares pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of the Shares in full, together with all applicable transfer taxes, if any.

Net Exercise the attached Warrant with respect to Shares.

The undersigned hereby represents and warrants that the representations and warranties in Section 3 of the Purchase Agreement (as modified herein) are true and correct as of the date hereof. Defined terms contained in such representations and warranties shall have the meanings assigned to them in the Purchase Agreement, provided that the term “Agreement” shall refer to this Notice of Exercise, the term “Investor” shall refer to the undersigned, and the terms “Series C Preferred Stock and Warrant” and “Securities” shall each refer to the Shares.

HOLDER:

Date:	By:

Address:

Name in which Shares should be registered:

Name in which new Warrant for the unexercised portion of the Warrant should be registered, if applicable:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute

this form and supply required information.

Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated:

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.